Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/28/08	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

McDONALD’S BUSINESS MOMENTUM DRIVES STRONG RESULTS FOR 2007

OAK BROOK, IL — McDonald’s Corporation today announced strong operating results for the fourth quarter and year, fueled by strong comparable sales.

Chief Executive Officer Jim Skinner commented, “McDonald’s consolidated performance continues to reflect our enduring profitable growth with comparable sales up 6.8% for the year – one of our strongest increases since the initiation of our Plan to Win. We continue to drive our business by linking consumer insights to our strategies of convenience, branded affordability and innovative menu offerings.”

McDonald’s reported the following fourth quarter highlights:

•	Global comparable sales increased 6.7%, on top of a 6.3% increase in 2006

•	Growth in consolidated Company-operated and franchised restaurant margins for the eighth consecutive quarter

•	Consolidated operating income increased 22% (15% in constant currencies)

•	Earnings per share were $1.06, including $0.33 per share of income tax benefits. Currency translation benefited earnings by $0.04 per share

•	The Company repurchased over $1.3 billion of its stock

Full year 2007 highlights included:

•	Revenues reached a record high of $22.8 billion on global comparable sales of 6.8%

•	Company-operated and franchised margins rose by 110 basis points and 80 basis points, respectively

•	The Company returned $5.7 billion to shareholders through shares repurchased and dividends paid

Jim Skinner continued, “For the quarter, the U.S. business generated solid comparable sales growth of 3.3% and increased operating income by 6% by staying in-tune with growing consumer demand around breakfast, beverages, and everyday value. While severe winter weather throughout the month and softer consumer spending resulted in December U.S. comparable sales being flat, we remain confident in our U.S. business. Our strategic initiatives, anchored by McDonald’s three-tiered menu of premium, core and Dollar Menu options, position us well to grow sales and build customer loyalty for 2008 and beyond.

“For the fourth quarter, Europe generated double-digit revenue and operating income growth, driven by positive comparable sales in every market as a result of unique marketing and locally appealing menu offerings. Europe’s momentum reflects the success of our strategies as we continue to upgrade the customer experience and build brand transparency.

“Asia/Pacific, Middle East and Africa delivered outstanding quarterly results driven by an 11.4% comparable sales increase – marking the segment’s highest annual comparable result in more than 15 years. Strong results in most markets, led by China, Japan and Australia contributed to the segment’s robust performance for the year.

“We remain committed to maintaining fiscal discipline and enhancing shareholder value. During 2007, we raised our cash return to shareholders target to $15 billion to $17 billion for 2007 through 2009. McDonald’s delivered $5.7 billion of this commitment during 2007 through our combined dividends and share repurchases.

“Separately, given the substantial increase to the Company’s dividend over the last several years, McDonald’s Board of Directors has decided that beginning in 2008, dividends declared will be paid on a quarterly basis. On January 24, 2008, McDonald’s Board of Directors declared a dividend for the first quarter of 2008 of $0.375 per share payable on March 17, 2008 to shareholders of record on March 3, 2008. The Board of Directors will continue to review the Company’s dividend rate annually each fall.

“For 2008, we remain focused on delivering a great McDonald’s experience to each of the nearly 56 million customers we serve every day. I am confident that our strong global brand, resilient business model and proven Plan to Win strategy will continue to deliver long-term value for our System and our shareholders. I am optimistic about McDonald’s outlook for 2008.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

Quarters ended December 31,	2007	2006	% Inc	% Inc / (Dec) Excluding Currency Translation

Revenues	$5,753.6	$5,445.3	6	—
Operating income	1,354.6	1,107.9	22	15
Income from continuing operations	1,273.2	751.7	69	63
Income from discontinued operations		489.8	n/m	n/m
Net income	1,273.2	1,241.5	3	(1)
Earnings per share from continuing operations-diluted*	1.06	0.61	74	67
Earnings per share from discontinued operations-diluted		0.40	n/m	n/m
Earnings per share-diluted*	1.06	1.00	6	2

Years ended December 31,	2007	2006	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation

Revenues	$22,786.6	$20,895.2	9	4
Operating income**	3,879.0	4,433.0	(12)	(18)
Income from continuing operations	2,335.0	2,866.1	(19)	(23)
Income from discontinued operations	60.1	678.1	n/m	n/m
Net income	2,395.1	3,544.2	(32)	(36)
Earnings per share from continuing operations-diluted***	1.93	2.29	(16)	(21)
Earnings per share from discontinued operations-diluted	0.05	0.54	n/m	n/m
Earnings per share-diluted***	1.98	2.83	(30)	(34)

n/m Not meaningful

In August 2007, the Company sold its investment in Boston Market, and in 2006, disposed of its investment in Chipotle Mexican Grill (Chipotle) via public stock offerings in the first and second quarters and a tax-free exchange for McDonald’s common stock in the fourth quarter. As a result of the dispositions, both Boston Market’s and Chipotle’s results of operations and transaction gains are reflected as discontinued operations for all periods presented.

*	The following items, which total $0.33 per share, positively impacted the growth in diluted earnings per share from continuing operations and diluted earnings per share by 54 percentage points and 33 percentage points, respectively, for the quarter ended December 31, 2007 compared with 2006:

•	$0.26 per share of income tax benefit resulting from the completion of the Internal Revenue Service’s (IRS) examination of the Company’s 2003-2004 U.S. federal income tax returns;

•	$0.09 per share of income tax benefit due to tax developments in the quarter related to foreign operations; partly offset by

•	$0.02 per share of income tax expense related to the impact of a tax law change in Canada.

In 2007, the Company completed the sale of its businesses in Brazil, Argentina, Mexico, Puerto Rico, Venezuela and 13 other countries in Latin America and the Caribbean to a developmental licensee organization. The Company refers to these markets as “Latam”.

**	The results for the full year 2007 included impairment and other charges of $1,670.3 million, primarily associated with the Latam transaction, partly offset by a benefit of $24.7 million due to eliminating depreciation on the assets in Latam in mid-April 2007 in accordance with accounting rules. The results for the full year 2006 included impairment and other charges of $134.2 million, primarily related to strategic actions taken to enhance overall profitability and improve returns. The net of the above items negatively impacted the change in operating income by 33 percentage points.

***	The following items negatively impacted the change in diluted earnings per share from continuing operations and diluted earnings per share by 42 percentage points and 34 percentage points, respectively, for the year ended December 31, 2007 compared with 2006:

2007

•	$1.30 per share of expense related to the Latam transaction;

•	$0.26 per share of income tax benefit resulting from the completion of an IRS examination of the Company’s 2003-2004 U.S. federal income tax returns; and

•	$0.02 per share of income tax expense related to the impact of a tax law change in Canada.

2006

•	$0.08 per share of operating expenses primarily related to strategic actions taken to enhance overall profitability and improve returns; and

•	$0.01 per share of net incremental income tax expense primarily related to the impact of a tax law change in Canada.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be closed temporarily include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 11:00 a.m. Central Time on January 28, 2008. A link to the live webcast will be available at www.investor.mcdonalds.com. We will also have an archived webcast and podcast available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter and year ended December 31, 2007.

The Company plans to release January 2008 sales information on February 8, 2008.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data				Inc / (Dec)

Quarters ended December 31,	2007	2006	$	%
Revenues
Sales by Company-operated restaurants	$4,103.2	$4,009.0	94.2	2
Revenues from franchised and affiliated restaurants	1,650.4	1,436.3	214.1	15

TOTAL REVENUES	5,753.6	5,445.3	308.3	6

Operating costs and expenses
Company-operated restaurant expenses	3,397.9	3,346.0	51.9	2
Franchised restaurants–occupancy expenses	295.1	275.1	20.0	7
Selling, general & administrative expenses	660.5	654.6	5.9	1
Impairment and other charges, net	3.7	8.7	(5.0)	(57)
Other operating expense, net	41.8	53.0	(11.2)	(21)
Total operating costs and expenses	4,399.0	4,337.4	61.6	1

OPERATING INCOME	1,354.6	1,107.9	246.7	22

Interest expense	113.2	99.0	14.2	14
Nonoperating income, net	(42.9)	(31.3)	11.6	37

Income from continuing operations before provision for income taxes	1,284.3	1,040.2	244.1	23
Provision for income taxes	11.1	288.5	(277.4)	(96)

Income from continuing operations	1,273.2	751.7	521.5	69

Income from discontinued operations (net of taxes of $8.2)		489.8	(489.8)	n/m

NET INCOME	$1,273.2	$1,241.5	31.7	3

Earnings per share-diluted
Continuing operations	$1.06	$0.61	0.45	74
Discontinued operations		0.40	(0.40)	n/m

EARNINGS PER SHARE-DILUTED	$1.06	$1.00	0.06	6

Weighted average shares outstanding-diluted	1,196.8	1,238.3	(41.5)	(3)

n/m Not meaningful

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McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data				Inc / (Dec)

Years ended December 31,	2007	2006	$	%
Revenues
Sales by Company-operated restaurants	$16,611.0	$15,402.4	1,208.6	8
Revenues from franchised and affiliated restaurants	6,175.6	5,492.8	682.8	12

TOTAL REVENUES	22,786.6	20,895.2	1,891.4	9

Operating costs and expenses
Company-operated restaurant expenses	13,741.7	12,905.1	836.6	6
Franchised restaurants–occupancy expenses	1,139.7	1,058.1	81.6	8
Selling, general & administrative expenses	2,367.0	2,295.7	71.3	3
Impairment and other charges, net	1,670.3	134.2	1,536.1	n/m
Other operating (income) expense, net	(11.1)	69.1	(80.2)	n/m
Total operating costs and expenses	18,907.6	16,462.2	2,445.4	15

OPERATING INCOME	3,879.0	4,433.0	(554.0)	(12)

Interest expense	410.1	401.9	8.2	2
Nonoperating income, net	(103.2)	(123.3)	(20.1)	(16)

Income from continuing operations before provision for income taxes	3,572.1	4,154.4	(582.3)	(14)
Provision for income taxes	1,237.1	1,288.3	(51.2)	(4)

Income from continuing operations	2,335.0	2,866.1	(531.1)	(19)

Income from discontinued operations (net of taxes of $34.5 and $101.9)	60.1	678.1	(618.0)	n/m

NET INCOME	$2,395.1	$3,544.2	(1,149.1)	(32)

Earnings per share-diluted
Continuing operations	$1.93	$2.29	(0.36)	(16)
Discontinued operations	0.05	0.54	(0.49)	n/m

EARNINGS PER SHARE-DILUTED	$1.98	$2.83	(0.85)	(30)

Weighted average shares outstanding-diluted	1,211.8	1,251.7	(39.9)	(3)

n/m Not meaningful

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